Morgan Stanley Balanced Growth Fund
Item 77(o) 10f-3 Transactions
January 1, 2002 June 30, 2002

Security
Date of
Purchase
Price
Of
Shares
Shares
Purcha
sed
% of
Assets
Total
Issued
Purcha
sed
By
Fund
Broker
Singtel
6.375
12/1/11
11/15/01
$99.74
75,000
0.104%
1,346,503,50
0
0.006%
Salomon
Smith
Barney